Exhibit 99.1

Filed by Pacific Premier Bancorp, Inc.
Pursuant to Rule 425 under the Securities Act of 1933
Subject Company: Grandpoint Capital, Inc.
SEC Registration Statement No.: 333-224167

This filing relates to a press release dated May 1, 2018 issued by Pacific Premier Bancorp, Inc. The following is a copy of the press release.

Pacific Premier Bancorp, Inc. Announces First Quarter 2018 Results (Unaudited)

First Quarter 2018 Summary

•	Net income of $28.0 million, an increase of $11.8 million, or 73%, over the prior quarter

•	Diluted earnings per share of $0.60

•	ROAA and ROATCE of 1.39% and 16.51%, respectively

•	Efficiency ratio of 52%

•	Net interest margin of 4.50%

•	Announced acquisition of Grandpoint Capital, Inc.

•	Non-maturity deposits at 82% of total deposits

•	New loan commitments of $488 million

Irvine, Calif., May 1, 2018 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), reported net income for the first quarter of 2018 of $28.0 million, or $0.60 per diluted share, compared with net income of $16.2 million, or $0.36 per diluted share, for the fourth quarter of 2017 and net income of $9.5 million, or $0.34 per diluted share, for the first quarter of 2017. Financial results for the first quarter of 2018 include $936,000 of merger-related expense.

For the three months ended March 31, 2018, the Company’s return on average assets ("ROAA") was 1.39% and return on average tangible common equity ("ROATCE") was 16.51%. For the three months ended December 31, 2017, the Company's ROAA was 0.87% and the ROATCE was 10.48%. For the three months ended March 31, 2017, the Company's ROAA was 0.94% and its ROATCE was 11.03%. Total assets as of March 31, 2018 were $8.1 billion compared with $8.0 billion at December 31, 2017 and $4.2 billion at March 31, 2017.

Steven R. Gardner, Chairman, President and Chief Executive Officer of the Company, commented on the results, “We had a highly productive quarter - continuing the integration of Plaza Bancorp, reaching an agreement to acquire Grandpoint Capital, and generated increasing profitable growth as evidenced by our operating earnings per share of $0.62, which excludes merger-related costs, and our operating ROAA and ROATCE of 1.43% and 16.95%, respectively.

“As expected, we saw a lower level of loan growth in the first quarter as demand was seasonally lighter and we reduced our new originations of loans in areas where increased competition has resulted in unattractive risk-adjusted yields. The majority of our new loan production in the first quarter came from commercial and industrial, construction and franchise loans where our expertise, relationships and outstanding service enable us to generate attractive risk-adjusted yields. Our emphasis on higher yielding assets is helping to mitigate the impact of increasing deposit costs on our net interest margin.
“The acquisition of Grandpoint represents another significant step in the growth of our franchise. The Grandpoint acquisition will strengthen and build upon our presence in the Southern California market, while also enabling us to surpass the $10 billion asset threshold in a meaningful way and further increase our operating leverage. Our primary focus over the remainder of 2018 will be ensuring that we successfully integrate the Plaza and Grandpoint acquisitions, realizing the synergies that we project for both these transactions, prudently managing for the heightened regulatory requirements as we cross $10 billion in assets and continue to grow profitably. We believe that the foundation we put in place during 2018 will be instrumental in driving higher earnings and franchise value in the years ahead,” said Mr. Gardner.

FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Financial Highlights	(dollars in thousands, except per share data)
Net income	$28,002	$16,171	$9,521
Diluted earnings per share	$0.60	$0.36	$0.34
Return on average assets	1.39%	0.87%	0.94%
Return on average tangible common equity (1)	16.51%	10.48%	11.03%
Net interest margin	4.50%	4.56%	4.39%
Cost of deposits	0.39%	0.32%	0.27%
Efficiency ratio (2)	52.4%	48.2%	52.3%
Total assets	$8,086,816	$8,024,501	$4,174,428
Total deposits	$6,192,273	$6,085,868	$3,297,073
Core deposits to total deposits (3)	88%	89%	89%
Tangible book value per share (1)	$15.63	$15.26	$12.88
Total capital ratio	12.65%	12.46%	12.40%

(1) A reconciliation of the non-GAAP measures of average tangible common equity and tangible book value per share to the GAAP measures of common stockholders' equity and book value are set forth at the end of this press release.

(2) Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and merger-related expense to the sum of net interest income before provision for loan losses and total noninterest income, less gains/(loss) on sale of securities and other-than-temporary impairment recovery/(loss) on investment securities.

(3) Core deposits are all transaction accounts and non-brokered certificates of deposit less than $250,000.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income and Net Interest Margin

Net interest income totaled $81.3 million in the first quarter of 2018, an increase of $3.1 million, or 4.0%, from the fourth quarter of 2017. The increase in net interest income was primarily due to the full quarter inclusion of Plaza Bancorp ("Plaza"), which was acquired on November 1, 2017, as well as higher average asset balances and yields on our loans and investments. These increases were partially offset by lower accretion income and prepayment fees, as well as higher deposit and borrowing costs, and two less days of interest in the first quarter of 2018 compared with the fourth quarter of 2017.

Net interest margin for the first quarter was 4.50%, compared with 4.56% in the prior quarter. The decrease was principally driven by lower accretion income of $3.7 million, compared to $4.7 million of accretion income in the fourth quarter of 2017, as well as lower prepayment and other loan related fees of approximately $500,000. Excluding the impact of accretion, our core net interest margin was unchanged at 4.26%, compared to the prior quarter. Higher earning asset yields of 12 basis points were partially offset by higher deposit interest costs of 7 basis points and the impact of lower total fees of 5 basis points.

Net interest income for the first quarter of 2018 increased $39.6 million, or 95%, compared to the first quarter of 2017. The increase was primarily related to an increase in average interest-earning assets of $3.5 billion, which resulted primarily from our organic loan growth since the end of the first quarter of 2017 and our acquisition of Plaza in the fourth quarter of 2017 and the acquisition of Heritage Oaks Bancorp ("Heritage Oaks") during the second quarter of 2017.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended
	March 31, 2018			December 31, 2017			March 31, 2017
	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost
Assets	(dollars in thousands)
Cash and cash equivalents	$167,240	$313	0.76%	$172,644	$333	0.77%	$86,849	$84	0.39%
Investment securities	924,687	6,341	2.74	824,634	5,229	2.54	450,075	2,907	2.58
Loans receivable, net (1)	6,237,968	84,173	5.47	5,800,849	80,122	5.48	3,315,792	42,436	5.19
Total interest-earning assets	$7,329,895	$90,827	5.03%	$6,798,127	$85,684	5.00%	$3,852,716	$45,427	4.78%

Liabilities
Interest-bearing deposits	$3,852,853	$5,914	0.62%	$3,591,132	$4,597	0.51%	$2,006,365	$2,135	0.43%
Borrowings	613,295	3,632	2.40	492,850	2,917	2.35	334,618	1,589	1.93
Total interest-bearing liabilities	$4,466,148	$9,546	0.87%	$4,083,982	$7,514	0.73%	$2,340,983	$3,724	0.65%
Noninterest-bearing deposits	$2,262,895			$2,152,455			$1,208,045
Net interest income		$81,281			$78,170			$41,703
Net interest margin (2)			4.50%			4.56%			4.39%

(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs and unamortized discounts/premiums.
(2) Represents net interest income divided by average interest-earning assets.

Provision for Loan Losses

A provision for loan losses of $2.3 million was recorded for the first quarter of 2018, compared with a provision for loan losses of $2.2 million for the quarter ended December 31, 2017. The slight increase in our provision for loan losses was primarily due to higher net charge-offs and, to a lesser extent, incremental changes in our new origination's composition.

Noninterest Income

Noninterest income for the first quarter of 2018 was $7.7 million, a decrease of $1.8 million, or 19%, from the fourth quarter of 2017. The decrease from the fourth quarter of 2017 was related to a $2.2 million decrease of recoveries from pre-acquisition charged-off loans in other income, and a $373,000 decrease in net gain from the sale of loans, partially offset by increases in loan servicing and deposit fees, driven primarily by the full quarter inclusion of Plaza.

During the quarter, the Bank sold $35.7 million of Small Business Administration ("SBA") loans for a gain of $2.7 million, compared with $36.0 million of SBA loans sold and a gain of $2.8 million in the prior quarter. Additionally, the Bank sold one commercial real estate loan during the quarter for a gain of $230,000, compared with commercial loan sales of $48.4 million for a net gain of $577,000 in the fourth quarter of 2017.

Noninterest income for the first quarter of 2018 increased $3.0 million, or 64%, compared to the first quarter of 2017. The increase from the first quarter of 2017 was primarily related to a $969,000 increase in debit card interchange fees, an $886,000 increase in other income, and an $809,000 increase in service charges on deposit accounts.

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
NONINTEREST INCOME	(dollars in thousands)
Loan servicing fees	$345	$145	$221
Service charges on deposit accounts	1,150	1,121	341
Other service fee income	146	122	379
Debit card interchange fee income	1,036	1,050	67
Earnings on bank-owned life insurance	611	625	336
Net gain from sales of loans	2,958	3,331	2,811
Net gain/(loss) from sales of investment securities	6	(252)	—
Other income	1,414	3,309	528
Total noninterest income	$7,666	$9,451	$4,683

 Noninterest Expense

Noninterest expense totaled $49.8 million for the first quarter of 2018, a decrease of $87,000, or 0.2%, compared with the fourth quarter of 2017. The decrease was primarily due to a $4.5 million decrease in merger-related expense to $936,000 in the first quarter of 2018 compared with $5.4 million for the fourth quarter of 2017.

Excluding the merger-related expense, noninterest expense increased $4.4 million to $48.9 million, primarily due to compensation and benefits increasing $3.0 million. The increase in compensation and benefits was principally driven by the inclusion of Plaza for the full quarter, as well as an increase related to the new calendar year reset of payroll taxes and higher staffing levels.

In comparison to the first quarter of 2017, noninterest expense grew by $20.1 million, or 67.4%. The increase in such expense was primarily related to the additional costs from operations, personnel and branches retained from the acquisitions of Plaza and Heritage Oaks, combined with our continued investment in personnel to support our organic growth in loans and deposits.

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
NONINTEREST EXPENSE	(dollars in thousands)
Compensation and benefits	$28,873	$25,920	$14,887
Premises and occupancy	4,781	4,540	2,453
Data processing	2,702	2,498	1,187
Other real estate owned operations, net	1	13	12
FDIC insurance premiums	611	499	455
Legal, audit and professional expense	1,839	1,924	857
Marketing expense	1,530	1,364	818
Office, telecommunications and postage expense	1,080	927	433
Loan expense	591	746	468
Deposit expense	1,676	1,478	1,444
Merger-related expense	936	5,436	4,946
CDI amortization	2,274	2,111	511
Other expense	2,914	2,439	1,276
Total noninterest expense	$49,808	$49,895	$29,747

Income Tax

On December 22, 2017, “H.R.1”, formerly known as the “Tax Cuts and Jobs Act”, was signed into law. Among other items, H.R.1 reduces the federal corporate tax rate to 21% from the existing maximum rate of 35%, effective January 1, 2018. As a result, the Company concluded that this required the Company’s net deferred tax asset to be revalued at the new lower tax rate. The Company performed an analysis and determined to reduce the value of the net deferred tax asset by $5.6 million, which was included in the fourth quarter 2017 income tax provision.

For the first quarter of 2018, our effective tax rate was 24.1%, compared with 38.6%, excluding the net deferred tax asset adjustment for the fourth quarter of 2017, and 32.7% for the first quarter of 2017. Impacting the effective tax rate was the tax effect of exercised and vested share-based compensation awards, which are reported as discrete items in the period they occur, resulting in a $1.4 million tax benefit to the Company for the first quarter of 2018.

BALANCE SHEET HIGHLIGHTS

Loans

Loans held for investment totaled $6.2 billion at March 31, 2018, an increase of $45.4 million, or 0.7%, from December 31, 2017, and an increase of $2.9 billion, or 84%, from March 31, 2017. The $45.4 million increase for the current quarter compared to the prior quarter was the result of real estate loans increasing $34.7 million and business loans increasing $18.1 million, partially offset by consumer loans decreasing $6.7 million. Business loans represented 54% of the total gross loans held for investment for the quarter compared with 54% in the fourth quarter of 2017 and 49% in the first quarter of 2017. Loans held for sale increased $5.6 million from the prior quarter. The total end-of-period weighted average interest rate on loans at March 31, 2018 was 5.04%, compared to 4.95% at December 31, 2017 and 4.86% at March 31, 2017.

Loan activity during the first quarter of 2018 included new organic loan commitments of $488 million, compared with $648 million in the fourth quarter of 2017 and $455 million in the first quarter of 2017. The $488 million of new organic loan commitments during the first quarter of 2018 included $124 million of commercial and industrial loans, $112 million of construction loans, $52 million of franchise loans, $47 million of commercial real estate owner occupied loans, $45 million of multi-family loans, $39 million of SBA loans, $33 million of agribusiness and farmland loans and $18 million of commercial real estate non-owner occupied loans. The average rate on our new loan production was 5.27% during the first quarter of 2018, an increase from 5.00% in the fourth quarter of 2017.

At March 31, 2018, our ratio of loans held for investment to total deposits was 100.8%, compared with 101.8% and 102.7% at December 31, 2017 and March 31, 2017, respectively.

	March 31,	December 31,	March 31,
	2018	2017	2017
	(dollars in thousands)
Business loans
Commercial and industrial	$1,062,385	$1,086,659	$593,457
Franchise	692,846	660,414	493,158
Commercial owner occupied	1,268,869	1,289,213	482,295
SBA	182,626	185,514	96,486
Agribusiness	149,256	116,066	—
Total business loans	3,355,982	3,337,866	1,665,396
Real estate loans
Commercial non-owner occupied	1,227,693	1,243,115	612,444
Multi-family	817,963	794,384	682,237
One-to-four family	266,324	270,894	100,423
Construction	319,610	282,811	298,279
Farmland	136,522	145,393	—
Land	34,452	31,233	19,738
Total real estate loans	2,802,564	2,767,830	1,713,121
Consumer loans
Consumer loans	86,206	92,931	3,930
Gross loans held for investment	6,244,752	6,198,627	3,382,447
Deferred loan origination costs/(fees) and premiums/(discounts), net	(2,911)	(2,159)	3,250
Loans held for investment	6,241,841	6,196,468	3,385,697
Allowance for loan losses	(30,502)	(28,936)	(23,075)
Loans held for investment, net	$6,211,339	$6,167,532	$3,362,622

Loans held for sale, at lower of cost or fair value	$29,034	$23,426	$11,090

Asset Quality and Allowance for Loan Losses

At March 31, 2018, our allowance for loan losses was $30.5 million, an increase of $1.6 million from December 31, 2017. The loan loss provision for the quarter was $2.3 million, while net charge-offs were $687,000.

The ratio of allowance for loan losses to loans held for investment at March 31, 2018 increased to 0.49%, compared to 0.47% and 0.68% at December 31, 2017 and March 31, 2017, respectively. Under the guidance of ASC 820: Fair Value Measurements and Disclosures, the fair value net discount on loans acquired through total bank acquisitions was $24.5 million, or 0.39% of total loans held for investment, as of March 31, 2018, compared to $29.1 million, or 0.47% of total loans held for investment, as of December 31, 2017.

Nonperforming assets totaled $8.6 million, or 0.11% of total assets, at March 31, 2018, an increase from $3.6 million, or 0.04% of total assets, at December 31, 2017. During the first quarter of 2018, nonperforming loans increased $4.9 million to $8.1 million and other assets owned increased $233,000, while other real estate owned decreased $120,000 to $206,000. Loan delinquencies were $12.8 million, or 0.20% of loans held for investment, compared to $10.1 million, or 0.16% of loans held for investment, at December 31, 2017.

	March 31,	December 31,	March 31,
	2018	2017	2017
Asset Quality	(dollars in thousands)
Nonaccrual loans	$8,149	$3,284	$513
Other real estate owned	206	326	460
Other assets owned	233	—	—
Nonperforming assets	$8,588	$3,610	$973

Allowance for loan losses	$30,502	$28,936	$23,075
Allowance for loan losses as a percent of total nonperforming loans	374%	881%	4,498%
Nonperforming loans as a percent of loans held for investment	0.13%	0.05%	0.02%
Nonperforming assets as a percent of total assets	0.11%	0.04%	0.02%
Net loan charge-offs for the quarter ended	$687	$392	$723
Net loan charge-offs for quarter to average total loans	0.01%	0.01%	0.02%
Allowance for loan losses to loans held for investment (1)	0.49%	0.47%	0.68%
Delinquent Loans
30 - 59 days	$6,605	$5,964	$117
60 - 89 days	1,084	1,056	—
90+ days	5,065	3,039	360
Total delinquency	$12,754	$10,059	$477
Delinquency as a % of loans held for investment	0.20%	0.16%	0.01%

(1) 36% of loans held for investment include a fair value net discount of $24.5 million.

Investment Securities

Investments totaled $888 million at March 31, 2018, an increase of $82.1 million from December 31, 2017, and $444 million from March 31, 2017. The increase in the first quarter of 2018 was primarily the result of $124 million in purchases, partially offset by $28.5 million in principal payments/amortization/redemptions.

Deposits

At March 31, 2018, deposits totaled $6.2 billion, an increase of $106 million, or 1.7%, from December 31, 2017 and $2.9 billion, or 88%, from March 31, 2017. At March 31, 2018, non-maturity deposits totaled $5.1 billion, or 82% of total deposits, an increase of $73.3 million, or 1.5%, from December 31, 2017 and an increase of $2.4 billion, or 88%, from March 31, 2017. During the first quarter of 2018, deposit increases included $85.7 million in noninterest-bearing deposits, $30.4 million in wholesale/brokered certificates of deposits and $2.7 million in retail certificate deposits, partially offset by a $9.3 million decrease in interest checking and a $3.1 million decrease in money market/savings deposits.

The weighted average cost of deposits for the three-month period ending March 31, 2018 was 0.39%, compared to 0.32% for the three-month period ending December 31, 2017 and 0.27% for the three-month period ending March 31, 2017. The increase included a one basis point increase from the inclusion of Plaza for the full quarter which at acquisition had a cost of deposits of 0.61%.

	March 31,	December 31,	March 31,
	2018	2017	2017
Deposit Accounts	(dollars in thousands)
Noninterest-bearing checking	$2,312,586	$2,226,848	$1,232,578
Interest-bearing:
Checking	355,895	365,193	191,399
Money market/savings	2,405,869	2,409,007	1,273,917
Retail certificates of deposit	770,397	767,651	381,738
Wholesale/brokered certificates of deposit	347,526	317,169	217,441
Total interest-bearing	3,879,687	3,859,020	2,064,495
Total deposits	$6,192,273	$6,085,868	$3,297,073

Cost of deposits	0.39%	0.32%	0.27%
Noninterest-bearing deposits as a percent of total deposits	37%	37%	37%
Non-maturity deposits as a percent of total deposits	82%	82%	82%

Borrowings

At March 31, 2018, total borrowings amounted to $589 million, a decrease of $52.7 million, or 8.2%, from December 31, 2017 and an increase of $208 million, or 55%, from March 31, 2017. Total borrowings for the quarter included $440 million of advances from the Federal Home Loan Bank of San Francisco and $105 million of subordinated debt. At March 31, 2018, total borrowings represented 7.3% of total assets, compared to 8.0% and 9.1%, as of December 31, 2017 and March 31, 2017, respectively.

Capital Ratios

At March 31, 2018, our ratio of tangible common equity to total assets was 9.63%, compared with 9.42% in the prior quarter, with a book value per share of $27.12 and a tangible book value per share of $15.63 per share, compared with a tangible book value per share of $15.26 at December 31, 2017 and a tangible book value per share of $12.88 at March 31, 2017.

At March 31, 2018, the Company had a tier 1 leverage ratio of 10.10%, common equity tier 1 capital ratio of 10.68%, tier 1 capital ratio of 10.97% and total capital ratio of 12.65%.

At March 31, 2018, the Bank exceeded all regulatory capital requirements with a tier 1 leverage ratio of 11.00%, common equity tier 1 capital ratio of 11.93%, tier 1 capital ratio of 11.93% and total capital ratio of 12.39%. These capital ratios each exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage ratio, 6.5% for common equity tier 1 capital ratio, 8.00% for tier 1 capital ratio and 10.00% for total capital ratio.

	March 31,	December 31,	March 31,
Capital Ratios	2018	2017	2017
Pacific Premier Bancorp, Inc. Consolidated
Tier 1 leverage ratio	10.10%	10.61%	9.54%
Common equity tier 1 capital ratio	10.68%	10.48%	9.89%
Tier 1 capital ratio	10.97%	10.78%	10.16%
Total capital ratio	12.65%	12.46%	12.40%
Tangible common equity ratio (1)	9.63%	9.42%	8.85%

Pacific Premier Bank
Tier 1 leverage ratio	11.00%	11.59%	10.71%
Common equity tier 1 capital ratio	11.93%	11.77%	11.37%
Tier 1 capital ratio	11.93%	11.77%	11.37%
Total capital ratio	12.39%	12.22%	12.01%

Share Data
Book value per share	$27.12	$26.86	$16.88
Shares issued and outstanding	46,527,566	46,245,050	27,908,816
Tangible book value per share (1)	$15.63	$15.26	$12.88
Closing stock price (2)	$40.20	$40.00	$38.55
Market Capitalization (3)	$1,870,408	$1,849,802	$1,075,885

(1) A reconciliation of the non-GAAP measures of tangible common equity and tangible book value per share to the GAAP measures of common stockholders' equity and book value per share is set forth below.

(2) As of the last trading day prior to period end.
(3) Dollars in thousands

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on May 1, 2018 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. A live webcast will be available on the Webcasts page of the Company's investor relations website. An archived version of the webcast will be available in the same location shortly after the live call has ended. The conference call can be accessed by telephone at (866) 290-5977 and asking to be joined to the Pacific Premier Bancorp conference call. Additionally, a telephone replay will be made available through May 8, 2018 at (877) 344-7529, conference ID 10118726.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp is the holding company for Pacific Premier Bank, one of the largest banks headquartered in Southern California with approximately $8.0 billion in assets. Pacific Premier Bank is a business bank primarily focused on serving small and middle market businesses in the counties of Orange, Los Angeles, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California as well as Clark County, Nevada. Through its 33 depository branches, Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction, and SBA loans, as well as specialty banking products for homeowners associations and franchise lending nationwide.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, shareholder value creation and the impact of the proposed acquisition of Grandpoint Capital, Inc. (“Grandpoint”) and its wholly owned subsidiary, Grandpoint Bank, and other acquisitions.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the expected cost savings, synergies and other financial benefits from the Grandpoint acquisition or any other acquisition the Company has made or may make might not be realized within the expected time frames or at all; governmental approval of the Grandpoint acquisition may not be obtained or adverse regulatory conditions may be imposed in connection with governmental approvals of the acquisition; conditions to the closing of the Grandpoint acquisition may not be satisfied; Grandpoint’s shareholders may fail to provide the requisite consents to approve the consummation of the acquisition; Pacific Premier’s shareholders may fail to approve the issuance of Pacific Premier common stock in connection with the proposed Grandpoint acquisition; the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; changes in the level of the Company’s nonperforming assets and charge offs; any oversupply of inventory and deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2017 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

Pacific Premier and Grandpoint undertake no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Additional Information About the Proposed Acquisition of Grandpoint

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed acquisition transaction, Pacific Premier has filed a registration statement on Form S-4 (the "Registration Statement") with the SEC. The Registration Statement was declared by the SEC to be effective on April 20, 2018, and a prospectus/proxy and consent solicitation statement was distributed to the shareholders of Grandpoint in connection with their vote on the proposed acquisition and to the shareholders of Pacific Premier in connection with their vote on the issuance of shares of Pacific Premier common stock in connection with the proposed acquisition. SHAREHOLDERS OF GRANDPOINT AND PACIFIC PREMIER ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. Investors and security holders will be able to obtain the documents, and any other documents Pacific Premier has filed with the SEC, free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Pacific Premier will be available free of charge by (1) accessing Pacific Premier’s website at www.ppbi.com under the “Investor Relations” link and then under the heading “SEC Filings”, (2) writing Pacific Premier at 17901 Von Karman Avenue, Suite 1200, Irvine, CA 92614, Attention: Investor Relations, or (3) writing Grandpoint at 333 South Grand Avenue, Los Angeles, CA 90071, Attention: Corporate Secretary.

The directors, executive officers and certain other members of management and employees of Pacific Premier may be deemed to be participants in the solicitation of proxies in respect of the proposed acquisition. Information about Pacific Premier’s directors and executive officers is included in the definitive proxy statement for its 2018 annual meeting of Pacific Premier’s shareholders, which was filed with the SEC on April 13, 2018. The directors, executive officers and certain other members of management and employees of Grandpoint may also be deemed to be participants in the solicitation of consents in favor of the acquisition from the shareholders of Grandpoint. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the consent solicitation and proxy statement/prospectus regarding the proposed acquisition when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, President and Chief Executive Officer
949.864.8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President & CFO
949.864.8000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)
(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
ASSETS	2018	2017	2017	2017	2017
Cash and due from banks	$42,575	$79,284	$35,713	$35,686	$13,425
Interest-bearing deposits with financial institutions	86,421	120,780	85,649	193,595	87,088
Cash and cash equivalents	128,996	200,064	121,362	229,281	100,513
Interest-bearing time deposits with financial institutions	3,693	3,693	4,437	3,944	3,944
Investments held-to-maturity, at amortized cost	24,559	18,291	18,627	7,750	8,272
Investment securities available-for-sale, at fair value	863,243	787,429	703,944	703,083	435,408
FHLB, FRB and other stock, at cost	82,115	65,881	58,344	56,612	37,811
Loans held for sale, at lower of cost or fair value	29,034	23,426	44,343	6,840	11,090
Loans held for investment	6,241,841	6,196,468	5,009,317	4,858,611	3,385,697
Allowance for loan losses	(30,502)	(28,936)	(27,143)	(25,055)	(23,075)
Loans held for investment, net	6,211,339	6,167,532	4,982,174	4,833,556	3,362,622
Accrued interest receivable	27,073	27,053	20,527	20,607	13,366
Other real estate owned	206	326	372	372	460
Premises and equipment	53,146	53,155	45,725	45,342	11,799
Deferred income taxes, net	13,941	13,265	22,023	22,201	12,744
Bank owned life insurance	76,454	75,976	75,482	74,982	40,696
Intangible assets	40,740	43,014	33,545	35,305	8,942
Goodwill	493,785	493,329	371,677	370,564	102,490
Other assets	38,492	52,067	29,752	30,192	24,271
Total assets	$8,086,816	$8,024,501	$6,532,334	$6,440,631	$4,174,428
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposit accounts:
Noninterest-bearing checking	$2,312,586	$2,226,848	$1,890,241	$1,810,047	$1,232,578
Interest-bearing:
Checking	355,895	365,193	304,295	323,818	191,399
Money market/savings	2,405,869	2,409,007	2,009,781	2,006,131	1,273,917
Retail certificates of deposit	770,397	767,651	573,652	572,523	381,738
Wholesale/brokered certificates of deposit	347,526	317,169	240,184	233,912	217,441
Total interest-bearing	3,879,687	3,859,020	3,127,912	3,136,384	2,064,495
Total deposits	6,192,273	6,085,868	5,018,153	4,946,431	3,297,073
FHLB advances and other borrowings	483,525	536,287	382,173	397,267	311,363
Subordinated debentures	105,188	105,123	79,871	79,800	69,413
Accrued expenses and other liabilities	43,922	55,227	70,477	57,402	25,554
Total liabilities	6,824,908	6,782,505	5,550,674	5,480,900	3,703,403
STOCKHOLDERS’ EQUITY
Common stock	472	458	397	396	275
Additional paid-in capital	1,065,218	1,063,974	817,809	815,329	345,888
Retained earnings	205,069	177,149	160,978	140,746	126,570
Accumulated other comprehensive (loss) income, net of tax (benefit)	(8,851)	415	2,476	3,260	(1,708)
Total stockholders' equity	1,261,908	1,241,996	981,660	959,731	471,025
Total liabilities and stockholders' equity	$8,086,816	$8,024,501	$6,532,334	$6,440,631	$4,174,428

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(Unaudited)
	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
INTEREST INCOME
Loans	$84,173	$80,122	$42,436
Investment securities and other interest-earning assets	6,654	5,562	2,991
Total interest income	90,827	85,684	45,427
INTEREST EXPENSE
Deposits	5,914	4,597	2,135
FHLB advances and other borrowings	2,023	1,471	604
Subordinated debentures	1,609	1,446	985
Total interest expense	9,546	7,514	3,724
Net interest income before provision for loan losses	81,281	78,170	41,703
Provision for loan losses	2,253	2,185	2,502
Net interest income after provision for loan losses	79,028	75,985	39,201
NONINTEREST INCOME
Loan servicing fees	345	145	221
Service charges on deposit accounts	1,150	1,121	341
Other service fee income	146	122	379
Debit card interchange fee income	1,036	1,050	67
Earnings on bank-owned life insurance	611	625	336
Net gain from sales of loans	2,958	3,331	2,811
Net gain/(loss) from sales of investment securities	6	(252)	—
Other income	1,414	3,309	528
Total noninterest income	7,666	9,451	4,683
NONINTEREST EXPENSE
Compensation and benefits	28,873	25,920	14,887
Premises and occupancy	4,781	4,540	2,453
Data processing	2,702	2,498	1,187
Other real estate owned operations, net	1	13	12
FDIC insurance premiums	611	499	455
Legal, audit and professional expense	1,839	1,924	857
Marketing expense	1,530	1,364	818
Office, telecommunications and postage expense	1,080	927	433
Loan expense	591	746	468
Deposit expense	1,676	1,478	1,444
Merger-related expense	936	5,436	4,946
CDI amortization	2,274	2,111	511
Other expense	2,914	2,439	1,276
Total noninterest expense	49,808	49,895	29,747
Net income before income taxes	36,886	35,541	14,137
Income tax	8,884	19,370	4,616
Net income	$28,002	$16,171	$9,521
EARNINGS PER SHARE
Basic	$0.61	$0.37	$0.35
Diluted	0.60	0.36	0.34
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	45,893,496	43,797,403	27,528,940
Diluted	46,652,059	44,614,348	28,197,220

SELECTED FINANCIAL DATA

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended
	March 31, 2018			December 31, 2017			March 31, 2017
	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$167,240	$313	0.76%	$172,644	$333	0.77%	$86,849	$84	0.39%
Investment securities	924,687	6,341	2.74	824,634	5,229	2.54	450,075	2,907	2.58
Loans receivable, net (1)	6,237,968	84,173	5.47	5,800,849	80,122	5.48	3,315,792	42,436	5.19
Total interest-earning assets	7,329,895	90,827	5.03	6,798,127	85,684	5.00	3,852,716	45,427	4.78
Noninterest-earning assets	715,529			676,466			196,041
Total assets	$8,045,424			$7,474,593			$4,048,757
Liabilities and Equity
Interest-bearing deposits:
Interest checking	$348,110	$114	0.13	$328,938	$115	0.14	$195,258	$53	0.11
Money market	2,189,912	3,159	0.59	2,077,823	2,404	0.46	1,133,676	972	0.35
Savings	223,992	79	0.14	222,344	76	0.14	103,449	38	0.15
Retail certificates of deposit	756,625	1,388	0.74	708,382	1,204	0.67	372,208	685	0.75
Wholesale/brokered certificates of deposit	334,214	1,174	1.42	253,645	798	1.25	201,774	387	0.78
Total interest-bearing deposits	3,852,853	5,914	0.62	3,591,132	4,597	0.51	2,006,365	2,135	0.43
FHLB advances and other borrowings	508,142	2,024	1.62	396,248	1,471	1.47	265,224	604	0.92
Subordinated debentures	105,153	1,608	6.12	96,602	1,446	5.99	69,394	985	5.68
Total borrowings	613,295	3,632	2.40	492,850	2,917	2.35	334,618	1,589	1.93
Total interest-bearing liabilities	4,466,148	9,546	0.87	4,083,982	7,514	0.73	2,340,983	3,724	0.65
Noninterest-bearing deposits	2,262,895			2,152,455			1,208,045
Other liabilities	60,627			76,982			30,297
Total liabilities	6,789,670			6,313,419			3,579,325
Stockholders' equity	1,255,754			1,161,174			469,432
Total liabilities and equity	$8,045,424			$7,474,593			$4,048,757
Net interest income		$81,281			$78,170			$41,703
Net interest margin (2)			4.50%			4.56%			4.39%
Ratio of interest-earning assets to interest-bearing liabilities			164.12%			166.46%			164.58%

(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs and unamortized discounts/premiums.
(2) Represents net interest income divided by average interest-earning assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
LOAN PORTFOLIO COMPOSITION

	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
	(dollars in thousands)
Business loans
Commercial and industrial	$1,062,385	$1,086,659	$763,091	$733,852	$593,457
Franchise	692,846	660,414	626,508	565,415	493,158
Commercial owner occupied	1,268,869	1,289,213	805,137	729,476	482,295
SBA	182,626	185,514	107,211	101,384	96,486
Agribusiness	149,256	116,066	86,466	98,842	—
Total business loans	3,355,982	3,337,866	2,388,413	2,228,969	1,665,396
Real estate loans
Commercial non-owner occupied	1,227,693	1,243,115	1,098,995	1,095,184	612,444
Multi-family	817,963	794,384	797,370	746,547	682,237
One-to-four family	266,324	270,894	246,248	322,048	100,423
Construction	319,610	282,811	301,334	289,600	298,279
Farmland	136,522	145,393	140,581	136,587	—
Land	34,452	31,233	30,719	31,799	19,738
Total real estate loans	2,802,564	2,767,830	2,615,247	2,621,765	1,713,121
Consumer loans
Consumer loans	86,206	92,931	6,228	7,309	3,930
Gross loans held for investment	6,244,752	6,198,627	5,009,888	4,858,043	3,382,447
Deferred loan origination costs/(fees) and premiums/(discounts), net	(2,911)	(2,159)	(571)	568	3,250
Loans held for investment	6,241,841	6,196,468	5,009,317	4,858,611	3,385,697
Allowance for loan losses	(30,502)	(28,936)	(27,143)	(25,055)	(23,075)
Loans held for investment, net	$6,211,339	$6,167,532	$4,982,174	$4,833,556	$3,362,622

Loans held for sale, at lower of cost or fair value	$29,034	$23,426	$44,343	$6,840	$11,090

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY INFORMATION

	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Asset Quality	(dollars in thousands)
Nonaccrual loans	$8,149	$3,284	$515	$395	$513
Other real estate owned	206	326	372	372	460
Other assets owned	233	—	—	—	—
Nonperforming assets	$8,588	$3,610	$887	$767	$973

Allowance for loan losses	$30,502	$28,936	$27,143	$25,055	$23,075
Allowance for loan losses as a percent of total nonperforming loans	374%	881%	5,270%	6,343%	4,498%
Nonperforming loans as a percent of loans held for investment	0.13%	0.05%	0.01%	0.01%	0.02%
Nonperforming assets as a percent of total assets	0.11%	0.04%	0.01%	0.01%	0.02%
Net loan charge-offs/(recoveries) for the quarter ended	$687	$392	$(39)	$(76)	$723
Net loan charge-offs for quarter to average total loans	0.01%	0.01%	—%	—%	0.02%
Allowance for loan losses to loans held for investment (1)	0.49%	0.47%	0.54%	0.52%	0.68%
Delinquent Loans
30 - 59 days	$6,605	$5,964	$556	$600	$117
60 - 89 days	1,084	1,056	1,423	1,965	—
90+ days	5,065	3,039	1,629	454	360
Total delinquency	$12,754	$10,059	$3,608	$3,019	$477
Delinquency as a percent of loans held for investment	0.20%	0.16%	0.07%	0.06%	0.01%

(1) 36% of loans held for investment include a fair value net discount of $24.5 million.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS
(dollars in thousands, except per share data)

For periods presented below, return on average tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate these figures by excluding CDI amortization expense and exclude the average CDI and average goodwill from the average stockholders' equity during the period. Management believes that the exclusion of such items from these financial measures provides useful information to an understanding of the operating results of our core business. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Net income	$28,002	$16,171	$9,521
Plus CDI amortization expense	2,274	2,111	511
Less CDI amortization expense tax adjustment	548	815	167
Net income for average tangible common equity	$29,728	$17,467	$9,865

Average stockholders' equity	$1,255,754	$1,161,174	$469,432
Less average CDI	42,220	40,274	9,274
Less average goodwill	493,357	454,362	102,490
Average tangible common equity	$720,177	$666,538	$357,668

Return on average equity	8.92%	5.57%	8.11%
Return on average tangible common equity	16.51	10.48	11.03

Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per share are non-GAAP financial measures derived from GAAP-based amounts. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Total stockholders' equity	$1,261,908	$1,241,996	$981,660	$959,731	$471,025
Less intangible assets	534,525	536,343	405,222	405,869	111,432
Tangible common equity	$727,383	$705,653	$576,438	$553,862	$359,593

Book value per share	$27.12	$26.86	$24.44	$23.96	$16.88
Less intangible book value per share	11.49	11.60	10.09	10.13	4.00
Tangible book value per share	$15.63	$15.26	$14.35	$13.83	$12.88

Total assets	$8,086,816	$8,024,501	$6,532,334	$6,440,631	$4,174,428
Less intangible assets	534,525	536,343	405,222	405,869	111,432
Tangible assets	$7,552,291	$7,488,158	$6,127,112	$6,034,762	$4,062,996

Tangible common equity ratio	9.63%	9.42%	9.41%	9.18%	8.85%